Exhibit 10.26

BIOMET, INC.

ANNUAL CASH INCENTIVE PLAN

SECTION 1.	PURPOSE.

This annual incentive plan (the “Plan”) is applicable to those employees of Biomet, Inc. (the “Company”) and its subsidiaries who are executive officers of the Company, as well as certain other employees of the Company specified by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) (collectively, the “Covered Employees”).

The Plan is designed to reward, through additional cash compensation, Covered Employees for their significant contribution toward improved profitability and growth of the Company.

SECTION 2.	ELIGIBILITY.

All Covered Employees shall be eligible to be selected to participate in this Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year. The Committee may select the participants in this Plan at any time during the year.

SECTION 3.	ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the authority, subject to the provisions herein, (a) to select Covered Employees to participate in the Plan; (b) to establish and administer any performance goals and award opportunities applicable to each participant and certify whether such goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan’s administration; (e) to consider the recommendations of the Company’s Chief Executive Officer (“CEO”) in regard to determinations regarding the forgoing with respect to participants other than the CEO and (f) to make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees, including all Covered Employees.

SECTION 4.	ESTABLISHMENT OF PERFORMANCE GOALS AND AWARD OPPORTUNITIES.

Awards pursuant to the Plan may be based upon the satisfaction of performance goals established by the Committee. Performance goals shall be based on any performance criteria the Committee elects to use, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses; as the Committee may determine. The Committee shall determine the amount of compensation payable to each Participant under the Plan if the performance goals are attained in whole or in part.

The Committee may also grant awards to participants under the Plan on a discretionary basis for outstanding performance without the attainment of any specified performance goals.

SECTION 5.	MAXIMUM AWARD.

The maximum amount of compensation that may be paid under the Plan to any participant for any year is $1,228,500.

SECTION 6.	TERMINATION OF EMPLOYMENT.

In the event of termination of employment by reason of death or disability (each as determined by the Committee) during the Plan year, an award shall be payable under this Plan to the participant or the participant’s estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

SECTION 7.	AMENDMENT, TERMINATION AND TERM OF PLAN.

The Board may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.

SECTION 8.	INTERPRETATION AND CONSTRUCTION.

No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Subject to the terms of any applicable employment agreement, both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

SECTION 9.	GOVERNING LAW.

The terms of this Plan shall be governed by the laws of the State of Indiana, without reference to the conflicts of laws principles thereof.

SECTION 10.	EFFECTIVE DATE.

The Plan shall be effective as of June 1, 2008.

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